Exhibit 99.1

CONTACT: Tony Mitchell 847.851.7337 tmitchell@careered.com

Career Education Corporation Schools Enter ‘Show Cause’ Status with Accreditor

Notice Regarding Student Placement Reporting Similar to Recently Resolved Action

Schaumburg, Ill., June 12, 2012 – Career Education Corporation (CEC) (NASDAQ: CECO), a global provider of post-secondary education programs and services, today announced that the Accrediting Commission of Career Schools and Colleges (ACCSC) voted to direct 10 Career Education institutions to show cause as to why their accreditation should not be withdrawn. The action stems from the accreditor’s ongoing information requests regarding student placement determination practices at these institutions.

CEC last month announced that the Accrediting Council of Independent Colleges and Schools (ACICS) lifted its similar “show cause” directive, which also centered on student placement determination practices. Much of the material requested by ACCSC overlaps with the information provided earlier to ACICS. Nine of the ten schools identified are dually accredited by ACCSC and ACICS. These schools were included in the prior directive by ACICS, which after reviewing the company’s actions and reforms regarding student placements vacated the show cause.

“We have been in ongoing communication and correspondence with ACCSC since we self-reported last year regarding student placements,” said Steven H. Lesnik, chairman, president and chief executive officer of CEC. “We maintain an open dialogue with ACCSC and intend to continue working directly with the accreditor towards a quick resolution.”

ACCSC set forth requirements for the institutions to demonstrate compliance with its accrediting standards, which include the submission of 2012 ACCSC employment placement rate data for each program offered at the ten institutions; engagement of an independent third-party to audit 100 percent of this employment placement rate data; additional analysis of previously submitted placement data; and an update regarding related regulatory inquiries. The company must provide this information to ACCSC no later than Sept. 7, 2012.

Last year, CEC discovered and reported issues it identified regarding the adequacy of administrative practices and controls relative to its schools’ determination of student placement rates. As a result, the company has taken a number of significant and previously reported steps in addressing placement determination practices, including:

•	Investigating and reviewing its placement practices through an independent outside counsel appointed by the Board of Directors;

•	Setting new comprehensive placement guidelines to determine and clarify what constitutes and is reported to accreditors as a student placement;

•	Verifying all student placements through a third party before they are reported; and

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Hiring more than 75 additional Career Service staff in schools accredited by ACCSC and ACICS to assist students in finding employment, while enhancing training, competencies and accountabilities for Career Services representatives.

The ACCSC action involves: Sanford Brown Institutes in Pittsburgh, Pa.; Brown College campuses in Mendota Heights and Brooklyn Center, Minn.; Le Cordon Bleu institutions in Pittsburgh, Pa., Las Vegas, Nev., Scottsdale, Ariz., Miramar, Fla., and Cambridge, Mass.; and California Culinary Academy in San Francisco, Calif.

CEO Lesnik added: “I am absolutely confident that our leadership team and the entire organization are fully committed to accuracy and accountability – and to diligently and effectively supporting our students’ career opportunities. We look forward to working with ACCSC to convey our actions and commitment and to resolving this matter satisfactorily.”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse population of approximately 95,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “intend,” “anticipate,” “look forward to,” “believe,” “plan,” “expect,” “will,” “potential” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the “90-10 Rule” and gainful employment regulations), as well as regional and national accreditation standards and state regulatory requirements; our ability to obtain accrediting agency approvals for existing or new programs and to successfully defend litigation and other claims brought against us; rulemaking by the U.S. Department of Education and increased focus by the U.S. Congress and governmental agencies on for-profit education institutions; and changes in the overall U.S. or global economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its subsequent filings with the Securities and Exchange Commission.

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